Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3 (Nos. 333-199955 and 333-192596) and on Form S-8 (Nos. 333-128430, 333-147107, 333-169001 and 333-196363) of Builders FirstSource, Inc. of our report dated March 3, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the business segment reorganization described in Note 15, as to which the date is November 19, 2015, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K of Builders FirstSource, Inc. dated November 19, 2015.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
November 19, 2015